Exhibit 10.4

PERFORMANCE
RESTRICTED STOCK RIGHTS AWARD AGREEMENT
PNM RESOURCES, INC. SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First» «Last», (the “Grantee”), a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Performance Restricted Stock Rights Award (the “Award”) for the number of shares of common stock of Company (“Stock”) noted below.  The grant is made effective as of the ____ day of March, 2010 (the “Grant Date”).

Capitalized terms used in this Performance Restricted Stock Rights Award Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.  Grant.  Company hereby awards Grantee an opportunity to earn Restricted Stock Rights at the Threshold, Target or Maximum Award level listed in Section 4, based upon Company’s performance over the Performance Period (as defined in Section 3, in accordance with and subject to the terms and conditions set forth in this Agreement.  In no event will the Award exceed the Maximum Award level indicated in Section 4.  If Grantee is a Covered Employee, the Award is intended to be a Performance-Based Award granted pursuant to Section 12 of the Plan.

2.  Award Subject to Plan.  This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

3.  Performance Period.  The Performance Period for this Award begins on January 1, 2010 and ends on December 31, 2010.

4.  Performance Goals; Number of Restricted Stock Rights Earned.  Grantee will earn Restricted Stock Rights based upon the level of Company’s Adjusted Cash Earnings during the Performance Period as set forth below:

If Company’s Adjusted Cash Earnings over the Performance Period are:	The number of Restricted Stock Rights awarded to Grantee will be:
At least $275 MM (but not $310 MM)	__________ (the Threshold Award), adjusted as described below.
At least $310 MM (but not $345 MM)	__________ (the Target Award), adjusted as described below.
$345 MM or more	__________ (the Maximum Award)

If Company’s Adjusted Cash Earnings for the Performance Period are less than $275,000,000, no Restricted Stock Rights will be due pursuant to the Agreement.  If Company’s Adjusted Cash Earnings for the Performance Period exceed $275,000,000 but are less than

$310,000,000, the number of Restricted Stock Rights to which Grantee is entitled will be interpolated between the Threshold and Target Award levels.  If Company’s Adjusted Cash Earnings for the Performance Period exceed $310,000,000 but are less than $345,000,000, the number of Restricted Stock Rights to which Grantee is entitled will be interpolated between the Target and Maximum Award levels.

5.  Adjusted Cash Earnings.  For purposes of solely measuring performance under the Agreement, “Adjusted Cash Earnings” is defined as the amount of the Company’s net cash flow from operating activities (as reflected on the Company’s cash flow statement) adjusted for certain items. Specific adjustments to the Company’s net cash flow from operating activities include the following:  (1) adding amounts received by the Company as principal payments on the Palo Verde lessor notes, (2) adding amounts received by the Company as Palo Verde 3 toll revenue, (3) including amounts attributable to Optim Energy, LLC cash earnings, (4) excluding changes in the Company’s working capital, and (5) excluding the impacts of the Valencia Non-Controlling Interest.   The Adjusted Cash Earnings levels are not necessarily identical to any earnings outlook or guidance that may be announced by the Company and are structured to ensure that Award payments are not artificially inflated or deflated.

6.  Determination of Adjusted Cash Earnings and Restricted Stock Rights Award.  The Committee will determine the Adjusted Cash Earnings for the Performance Period and Grantee’s corresponding Restricted Stock Rights Award, if any, on or before February 28, 2011.  The Committee then will submit its determinations with respect to the Adjusted Cash Earnings and the number of Restricted Stock Rights to which Grantee is entitled to the Board of Directors for review and approval.  The date on which the Board of Directors approves the number of Restricted Stock Rights is referred to below as the “Determination Date.”  The Restricted Stock Rights to which Grantee is entitled pursuant to this Section shall vest and become payable at the times described in Sections 7 and 8.

7.  Vesting.

(a)  Except as set forth below, the Restricted Stock Rights to which Grantee is entitled shall vest in the following manner:  (i) 33% of the Restricted Stock Rights will vest on the first anniversary of the Determination Date, (ii) an additional 34% of the Restricted Stock Rights will vest on the second anniversary of the Determination Date, and (iii) the final 33% of the Restricted Stock Rights will vest on the third anniversary of the Determination Date.

(b)  Upon Grantee’s Separation from Service due to death, Disability, Retirement, Impaction or Change in Control prior to the end of the Performance Period, Grantee shall vest in a pro rata portion of the Restricted Stock Rights to which Grantee is entitled at the end of the Performance Period as described in Subsection 13.1(a)(iii)(3) of the Plan.  The number of Restricted Stock Rights to which Grantee is entitled hereunder shall be determined at the conclusion of the Performance Period based upon actual performance during the Performance Period.

(c)  Upon Grantee’s Separation from Service due to death, Disability, Retirement, Impaction or Change in Control after the conclusion of the Performance Period, nonvested Restricted Stock Rights shall become 100% vested in accordance with Subsection 13.1(a)(iii)(3) of the Plan.

(d)  Upon Grantee’s involuntary or voluntary Separation from Service for any reason other than those set forth in Subparagraphs (b) and (c) above, the Restricted Stock Rights, if not previously vested, shall be canceled and forfeited immediately.

(e)  Upon Grantee’s Separation from Service for Cause, all nonvested Restricted Stock Rights shall be canceled and forfeited immediately.

8.  Form and Timing of Delivery of Stock.

(a)  If any Restricted Stock Rights granted hereunder vest as described in Section 7(a), Grantee will receive the Stock payable with respect to such vested Restricted Stock Rights within ninety (90) days following the dates on which the Restricted Stock Rights vest.

(b)  If any Restricted Stock Rights granted hereunder vest as described in Section 7(b), Grantee will receive the Stock within ninety (90) days following the end of the Performance Period.

(c)  Except as otherwise provided in Section 8(d), if any Restricted Stock Rights granted hereunder vest as described in Section 7(c), Grantee will receive the Stock payable with respect to such Restricted Stock Rights within ninety (90) days following the date of Grantee’s Separation from Service.

(d)  The Restricted Stock Rights granted hereunder are subject to the requirements of Section 409A of the Code.  Accordingly, the restrictions described in Section 20.4 of the Plan apply to the Restricted Stock Rights.  In addition, if Grantee is a Specified Employee at the time of Grantee’s Separation from Service, the six (6) month delay in payments to a Specified Employee upon a Separation from Service (described in Section 20.3 of the Plan) applies.

9.  Adjustments.  Neither the existence of the Plan nor the Award shall affect, in any way, the right or power of Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in Company’s capital structure or its business; or any merger or consolidation of Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully described in Section 5.3 of the Plan.

10.  Withholding and Deductions.  Company shall have the right to require that Grantee remit to Company an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the delivery of shares of Stock as payment for the Restricted Stock Rights granted hereunder.  Company also shall have the right to take such other actions as may be necessary in the opinion of Company to satisfy all obligations for withholding and payment of such taxes.  Company may, in its sole discretion, permit Grantee to elect to satisfy the minimum statutory tax withholding obligation which may arise in connection with the Restricted Stock Rights by requesting that Company withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount of the minimum statutory tax withholding.  Any such election shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable withholding requirements and the applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

11.  Dividend Equivalents.  Grantee will not be entitled to receive a dividend equivalent for any of the Restricted Stock Rights granted hereunder.

12.  Compliance with Exchange Act.  If Grantee is subject to Section 16 of the Exchange Act, Restricted Stock Rights granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

13.  Non-Assignability.  The Award and Grantee’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.  The Restricted Stock Rights are otherwise non-assignable.  (See Section 14 of the Plan).  The terms hereof shall be binding on the executors, administrators, heirs and successors of Grantee.

14.  Voting Rights.  During the Restricted Period, Grantee will have no voting rights with respect to nonvested Restricted Stock Rights.

15.  Grantee Representation.  As a condition to the receipt of any shares of Stock hereunder, Company may require a representation from Grantee that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

16.  Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Grantee and Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between Grantee and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

17.  Regulatory Approvals and Listing.  Company shall not be required to issue any certificate for shares of Stock upon the vesting of Restricted Stock Rights granted under this Agreement prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.  (See Section 20.1 of the Plan).

18.  Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

19.  Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

20.  Validity and Construction.  The validity and construction of this Award shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS

AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, Company has caused this Performance Restricted Stock Rights Award Agreement to be executed on March __, 2010, by a duly authorized representative.

PNM RESOURCES, INC.

By
     Alice A. Cobb
     Senior Vice President and
     Chief Administrative Officer